Exhibit 8.1

May 4, 2007

Acacia Research Corporation 500 Newport Center Dr. 7th Floor Newport Beach, CA 92660	CombiMatrix Corporation 6500 Harbour Heights Parkway Suite 301 Mukilteo, WA 98275

Ladies and Gentlemen:

We have acted as counsel to Acacia Research Corporation, a Delaware corporation (“Acacia”), and CombiMatrix Corporation, a Delaware corporation and a wholly owned subsidiary of Acacia (“CombiMatrix”), in connection with the proposed Contribution and Distribution, as such terms are defined and described in the Distribution Agreement dated as of December 21, 2006 (the “Distribution Agreement”), between Acacia and CombiMatrix. In connection therewith, CombiMatrix has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on December 26, 2006, a Registration Statement on Form S-1 (File No. 333-139679) (the “Registration Statement”), the Private Letter Ruling, dated August 30, 2006 (the “Ruling”), from the Internal Revenue Service, ruling on certain federal income tax consequences of the Contribution and Distribution, certificates of officers of Acacia and CombiMatrix (the “Certificates”) regarding certain facts, and the ruling request, dated April 20, 2006 (the “Ruling Request”). At your request, we are rendering our opinion concerning certain federal income tax consequences under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) of the Contribution and the Distribution that were not specifically addressed in the Ruling.

In our examination of such documents, we have assumed with your consent, or concluded solely based on your certifications, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) all representations and statements set forth in such documents, including the Certificates, are true and correct, and (iv) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

I.  FACTS/BACKGROUND

Acacia is a Delaware corporation. Acacia has 8 first tier corporate subsidiaries, including CombiMatrix. CombiMatrix is a Delaware corporation. CombiMatrix was reorganized on December 13, 2002 as the result of a forward triangular tax-free merger into a wholly owned acquisition subsidiary of Acacia.

Acacia’s authorized capital stock consists of two classes of common stock. As of March 27, 2006, there was outstanding 27,766,909 shares of Acacia Research-Acacia Technologies Common Stock, par value $0.001 per share, (“AT Stock”) and 38,992,402 shares of Acacia Research-CombiMatrix Common Stock, par value $0.001 per share (“CM Stock”). AT Stock and CM Stock are collectively referred to herein as Common Stock.

AT Stock is intended to reflect the performance of Acacia’s Acacia Technologies group and CM Stock is intended to reflect the performance of CombiMatrix and its subsidiaries. However, holders of both classes of Common Stock continue to be subject to all of the risks of an investment in Acacia.

Acacia has three subsidiaries engaged in the active trade or business described below. Acacia held 2/3rds of the outstanding stock of Soundview Technologies, Incorporated (“STI”) prior to June 2001. In June 2001, Acacia acquired the remainder of the stock in a transaction in which gain was recognized by the seller.

Acacia Research Corporation
CombiMatrix Corporation
May 4, 2007

The predecessor of Acacia Media Technologies Corporation (“AMTC”) was Greenwich Information Technologies, LLC (“Greenwich”). Greenwich had two members H. Lee Browne (“Browne”), who was a 66 and 2/3% member and Acacia, which was a 33 and 1/3% member. Each member appointed a manager. Control of the company was exercised by the managers. In November of 2001, Acacia acquired the interest of Browne in a transaction in which gain was recognized. Subsequently, Greenwich was incorporated as AMTC in a transaction in which no gain or loss was recognized.

Acacia Global Acquisition Corporation (“AGA”) was formed in 2004 for the purpose of acquiring certain single member limited liability companies (the “AGA LLCs”) that were engaged in the same business as STI and AMTC. The AGA LLCs were acquired in 2005.

Acacia intends to distribute all of the stock of CombiMatrix to those shareholders of Acacia holding the CM Stock in complete redemption of the CM Stock. In order to accomplish this transaction the following steps will be taken:

1. Acacia will contribute, or has contributed, to CombiMatrix 1,774,750 shares of Advanced Material Sciences, Inc., and 120 shares of stock of CombiMatrix K.K. (the “Contribution”). CombiMatrix will not assume any debt or other liabilities of Acacia as a result of the Contribution.

2. CombiMatrix will declare a stock dividend for each share of CM Stock outstanding.

3. The Board of Directors of Acacia will approve, or has approved, the distribution of 100% of the common stock of CombiMatrix to the shareholders of Acacia that hold CM Stock in redemption of all of the outstanding shares of CM Stock.

4. Acacia and CombiMatrix will enter, or have entered, into the Tax Allocation Agreement.

5. On the effective date of the distribution, Acacia will distribute to each holder of CM Stock shares of CombiMatrix common stock in complete redemption of such holder’s CM Stock.

6. All options to purchase shares of CM Stock will vest fully prior to, and contingent on, the distribution and will expire on the date of the distribution if not exercised prior thereto.

II.  FACTUAL REPRESENTATIONS

We have relied on the factual representations contained in the Ruling Request to which an officer of Acacia has declared are true and correct in connection with the filing of the Ruling Request and the Certificates.

III.  LEGAL ANALYSIS

Section 355 of the Code provides that no gain or loss is recognized if (i) a corporation distributes to its shareholders with respect to its stock, stock or securities of a corporation which it controls immediately before the distribution, (ii) the transaction was not used principally as a device for the distribution of earnings and profits and (iii) both the distributing corporation and the controlled corporation have been engaged, throughout the five-year period ending on the date of the distribution, in an active trade or business and are engaged in an active trade or business immediately after the distribution.

Acacia Research Corporation
CombiMatrix Corporation
May 4, 2007

Treasury Regulation1 Section 1.355-3(b)(2) provides that a trade or business is a specific group of activities that are being carried on for the purpose of earning income and includes every operation that forms part of a step in the process of earning income. An active trade or business requires the corporation to perform substantial management and operational functions.

Treasury Regulation Section 1.355-2(b)(1) provides that Section 355 applies to a transaction only if it is carried out for one or more corporate business purposes. Section 1.355-2(b)(2) provides that a corporate business purpose is a real and substantial non-Federal tax purpose germane to the business of the distributing corporation, the controlled corporation or the affiliated group to which the distributing corporation belongs.

A distribution is not governed by Section 355 if, immediately after the distribution, a person (determined after applying Section 355(d)(7)) will hold stock possessing 50 percent or more of the total combined voting power of all classes of the distributing corporation’s stock entitled to vote, or 50 percent or more of the total value of shares of all classes of the distributing corporation’s stock that was acquired by purchase (as defined in Section 355(d)(5) and (8)) during the five-year period (determined after applying Section 355(d)(6)) ending on the date of the distribution. In addition, immediately after the distribution, no person (determined after applying Section 355(d)(7)) may hold stock possessing 50 percent or more of the total combined voting power of all classes of the controlled corporation’s stock entitled to vote, or 50 percent or more of the total value of shares of all classes of the controlled corporation’s stock, that was either (i) acquired by purchase (as defined in Section 355(d)(5) and (8)) during the five-year period (determined after applying section 355(d)(6)) ending on the date of the distribution, or (ii) attributable to distributions on the distributing corporation’s stock that was acquired by purchase (as defined in Section 355(d)(5) and (8)) during the five-year period (determined after applying Section 355(d)(6)) ending on the date of the distribution.

Stock distributed in a transaction governed by Section 355 is not qualified property for purposes of recognition of gain or loss by the distributing corporation if the transaction is part of a plan pursuant to which one or more persons will acquire directly or indirectly stock representing 50 percent or more interest in the distributing or controlled corporation.

In the Ruling, the IRS ruled that, among other things, the Contribution will qualify as a reorganization under Section 368(a)(1)(D) of the Code and that no gain or loss will be recognized by Acacia or CombiMatrix in connection with the Contribution. Further, the IRS ruled that no gain or loss will be recognized by Acacia on the distribution of the CombiMatrix stock, other than certain stock acquired within 5 years of the distribution (“Hot Stock”), and that no gain or loss will be recognized by (and no amount will otherwise be included in the income of) the Acacia shareholders on their receipt of the common stock of CombiMatrix in the Distribution, other than the Hot Stock.

In issuing the Ruling, the IRS expressly provided that no opinion was expressed concerning the business purpose requirement of Section 1.355-2(b) of the Treasury Regulation, whether the transaction would be used principally as a device for the distribution of the earnings and profits of Acacia or CombiMatrix, or whether the Distribution is part of a plan under Section 355(e) to transfer the control of Acacia or CombiMatrix. You have requested our opinion with respect to these specific issues that the IRS did not rule upon as well as the applicability of the Hot Stock.

In addition, the Ruling expressly did not address whether the CM Stock or AT Stock constitutes stock of Acacia for Federal income tax purposes. The IRS has announced that it will not issue advanced rulings on the classification of instruments similar to CM Stock or AT Stock that have certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets of a subsidiary of the issuing corporation. In addition, there are no judicial decisions or administrative authorities addressing such stock. However, the failure of the CM Stock or AT Stock to constitute Acacia stock for Federal income tax purposes will not materially effect the material U.S. federal income tax consequences of the redemption as described in the Registration Statement.
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  1 "Treasury Regulation” means the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury as of the date of this opinion pursuant to its authority under the Code.

Acacia Research Corporation
CombiMatrix Corporation
May 4, 2007

In the Ruling Request it was stated that the operation of both Acacia and CombiMatrix in the same affiliated group creates significant problems. Specifically, many of the parties against whom Acacia or its subsidiaries asserts, or intends to assert, patent infringement claims and/or seek licensing agreements are customers, or potential customers, of CombiMatrix. Accordingly, Acacia is constrained in fully pursuing its business plan and carrying out its desired licensing and enforcement activities because it is concerned, and has been concerned, that any such activities would be harmful to CombiMatrix because its customers, and potential customers, would prefer not to do business with a company (i.e. CombiMatrix) affiliated with another company (i.e., Acacia) that was asserting patent infringement claims against such customer. In addition, CombiMatrix’s growth opportunities are hurt by customers not doing business with CombiMatrix because of its relationship to Acacia and its other subsidiaries. In order for CombiMatrix to retain its customers, it needs to be owned and operated apart from Acacia and its subsidiaries.

In Revenue Procedure 96-30, 1996-1 CB 696, Appendix A, the IRS promulgated a list of “business purposes” that would be recognized by the IRS in connection with obtaining a private letter ruling. The Revenue Procedure states that this list is not exclusive. While the IRS has announced that it will no longer rule on the “business purpose” of a transaction, this list still indicates the purposes that will satisfy the business purpose requirement. The purpose stated in the Ruling Request conforms to the “competition” business purpose set forth in Appendix A to Revenue Procedure 96-30.

Treasury Regulation Section 1.355-2(d)(2) describes factors evidencing that the distribution is a device to distribute earnings and profits. These factors include the fact that the distribution is pro rata and the nature of the assets held by controlled; i.e., the amount of assets held by the controlled corporation that are not used in a trade or business.

Treasury Regulation Section 1.355-2(2)(d)(3) contains a list of “non-device factors.” Among those non-device factors are the corporate business purpose and the fact that the corporation's stock is publicly traded. The Treasury Regulation provides that “the stronger the evidence of the device (such as the presence of the device factor specified in paragraph (d)(2) of this Section), the stronger the corporate business purpose required to prevent the determination that the transaction was used principally as a device.” The Treasury Regulation provides that “the assessment of the strength of a corporate business purpose would be based on all the facts and circumstances including the importance of achieving the purpose to the success of the business, the extent to which the transaction is prompted by a person not having a proprietary interest in either corporation and the immediacy of the conditions prompting the transaction.”

You have advised us that the separation of CombiMatrix for Acacia is critical to the success of both corporations in light of the effect of the current relationship on the businesses of both. In addition, the distribution is non-pro rata with respect to the shareholders of Acacia.

You have advised that the Distribution is not part of a plan pursuant to which persons will acquire a 50% or more interest in Acacia or CombiMatrix.

The Ruling provided certain rulings with respect to Hot Stock. On the date of the Ruling, certain of the CombiMatrix Common Stock had been acquired within 5 years, and therefore subject to certain federal income tax consequences . As of the date hereof, more than 5 years has passed since the acquisition of this stock by Acacia. Accordingly, the distribution of all of the CombiMatrix Common Stock should be subject to the same federal income tax consequences as described in the Ruling of stock other than the Hot Stock.

Acacia Research Corporation
CombiMatrix Corporation
May 4, 2007

IV.  CONCLUSION

Based upon and subject to the foregoing, we are of the opinion that for United States federal income tax purposes:

1. The Distribution will be carried out for a corporate business purpose within the meaning of Treasury Regulation Section 1.355-2(b).

2. The Distribution will not be treated as principally used as a device to distribute earnings and profits.

3. Section 355(e) of the Code will not apply to the Distribution.

4. The CombiMatrix Common Stock defined as Hot Stock in the Ruling will be treated for federal income tax purposes as the other CombiMatrix Common Stock are treated in the Ruling.

The opinions expressed herein are based upon and expressly subject to the following additional assumptions, limitations and qualifications:

(1) This letter is limited to the federal income tax issues specifically addressed herein, and no conclusions regarding any federal, state or local income tax issues or any estate or gift tax issues may be implied or inferred beyond the issues expressly addressed herein.

(2) With respect to any tax issues outside the scope of this opinion, this opinion was not written, and cannot be used by you for the purposes of avoiding penalties that may be imposed with respect to the transactions.

(3) If any one of the factual statements, representations, warranties or assumptions upon which we have relied to make the conclusions expressed herein is incorrect, our conclusions might be adversely affected and may not be relied upon.

(4) The opinion expressed herein is as of the date hereof and is limited to present statutes, regulations and interpretations. In rendering this opinion, we assume no obligation to update, revise, or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or should any changes in law occur or the present statutes, regulations and interpretations be changed.

(5) These conclusions represent and are based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, and current administrative regulations and published rulings and procedures. Our conclusions are not binding upon the Service or the courts, and there is no assurance that the Service will not successfully assert a contrary position and such position would be upheld by the courts. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein and we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

(6) If this opinion letter is shown to another person or entity (other than your own counsel), including your accountants in connection with the preparation of a tax return, any attorney-client privilege attaching to this letter will be waived.

Acacia Research Corporation
CombiMatrix Corporation
May 4, 2007

We hereby consent to use this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Split Off” and “Legal Proceedings.”  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the SEC thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP